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                                                                     EXHIBIT 6.9


                               TRADEMARK LICENSE

1.      PARTIES.

        1.1 RELAX THE BACK FRANCHISING CO., a Texas corporation, is the licenser and is called 'RTB' in this Agreement. 'RTB' includes RTB and its successors.

        1.2 NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation, is the licensee and is called 'NPE' in this Agreement. 'NPE' includes NPE and its successors.

2. TRADEMARKS IDENTIFIED. The following trademarks are the subjects of this Agreement and are collectively referenced as 'the Licensed Marks'.

        2.1 RELAX THE BACK. This mark has been registered with the United States Patent and Trademark Office in typed form in registration number 1714372.

        2.2 RELAX THE BACK DESIGN. This mark is the design pictured below and has been registered with the United States Patent and Trademark Office as a logotype in Registration number 1763540.

                             [RELAX THE BACK LOGO]

3. GRANT. RTB grants NPE the exclusive worldwide right to manufacture ergonomic office seating which bears the Licensed Marks with the following restrictions and reservation:

        3.1 'MARKED GOODS.' The marks may only be used on products specified by RTB. Such products are called 'Marked Goods' in this Agreement. NPE agrees to only sell marked goods to authorized RTB stores.



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        3.2     RTB INSPECTION. RTB will inspect all Marked Goods as necessary to assure their quality and to maintain its rights in the Licensed Marks.

        3.3     RESERVATION. RTB retains all other rights in the Licensed Marks.

4. WARRANTY CONCERNING GRANT. RTB warrants that it has the full and exclusive right to grant this license and that it is not under any obligation which is inconsistent with this license.

5.      LICENSE FEES.

        5.1 NET REVENUES. For purposes of calculating License Fees, 'net revenue' means gross receipts less deductions for trade discounts, returns, freight, taxes and government tariffs. For License Fees purposes, gross receipts from transactions which are not made at arm's length shall be assigned the value they would have had in similar commercial sales made at arm's length.

        5.2 LICENSE FEE RATE. NPE shall pay to RTB 2% of net revenues from sales of Marked Goods.

6.      LICENSE FEES.

        6.1 WHEN PAYMENTS ARE DUE. Payments shall be made on the 5th and 20th of each month. Payments shall be made to RTB, in Austin, Texas, not later than seven days after the last day of the week in which they accrue. Payment obligations accrue only on funds actually received by NPE.

        6.2 REPORTS. With each payment, NPE shall provide information sufficient to allow RTB to calculate the License Fees due that week. This information shall include, at a minimum, sales receipts, deductions permitted under this Agreement and License Fees due.

        6.3 INTEREST CHARGES. Overdue License Fee payments shall bear interest at the prime rate quoted by the Wall Street Journal plus 4%.



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        6.4     ANNUAL REPORTS. NPE agrees to keep adequate and complete records showing the sale of Marked Goods and to annually prepare and submit to RTB a report of the same in form satisfactory to RTB. Such records shall include all information necessary to verify the total amount and computation of License Fees due and paid hereunder, and shall be open to inspection by RTB upon reasonable notice during NPE's regular business hours, as RTB deems appropriate to confirm such data.

                In the event of any dispute between the parties regarding the payment or computation of License Fees, NPE, shall, upon request, produce to RTB such audited and unaudited records as may reasonably be necessary to verify the information, and shall meet with RTB in a good faith effort to resolve such dispute. In the event the parties are unable to resolve such dispute, the parties shall instruct an independent accounting firm as the parties may agree upon to conduct an audit of the disputed License Fees. Such audit shall be made with particular reference to all applicable terms of this Agreement and the determination so made by such firm as to the correct computation of License Fees shall be binding on both parties. The cost of such audit shall be borne equally by both NPE and RTB.

7.      TERMINATION OF AGREEMENT.

        7.1 Without prejudice to any other rights RTB may have, RTB may terminate this Agreement, without liability, at any time:

                (a) If NPE shall fail to make any payments due hereunder or to deliver any of the statements required hereunder;

                (b) If NPE shall be unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall file any petition under Chapter 11 of Title 11, United States Code, or shall file a voluntary petition in bankruptcy, or be adjudicated bankrupt



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                        or insolvent, or if any receiver is appointed for its
                        business or property, or if any trustee in bankruptcy or insolvency shall be appointed for NPE;

                (c) If the quality of the Marked Goods should become less than that as established and approved by RTB; or

                (d) If NPE shall fail to follow RTB's instructions regarding appropriate use of the Licensed Marks in connection with the Marked Goods.

        7.2 In the event this Agreement is terminated for any reason stated above, NPE, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to and shall not sell, exploit or in any way deal with, or in, any of the Licensed Marks or Marked Goods which are the subject of this license, or any carton, container, sign, packaging or wrapping material, advertising, promotional or display material pertaining thereto, except with and under the written consent and instructions of RTB.

                In the event of breach by NPE of any provision of this Agreement, RTB shall give notice in writing to rectify the breach within forty-five (45) days and if the breach is not rectified within such period, RTB shall be entitled to exercise any remedies it may have hereunder, provided that if such breach is capable of being rectified within the said forty-five (45) days, RTB shall delay taking action so long as NPE shall have begun to rectify such breach within such period and thereafter proceeds diligently to complete the rectification of the breach and such breach is rectified within a reasonable period thereafter.

                This Agreement may be terminated by either party upon ninety
                (90) days written notice to the other party. Termination may be with or without cause or reason. No action will lie for capricious termination.



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        7.3     LICENSE FEES. All accrued obligations and claims, including obligations and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.

8. CONFIDENTIALITY. The terms of this Agreement shall be confidential. To maintain the secrecy of the terms, the parties shall employ those measures which a prudent business person would take to protect valuable, secret, proprietary information. The parties may by mutual agreement relax this requirement of confidentiality to any extent deemed desirable.

9.      QUALITY CONTROL.

        (a) NPE warrants that all Marked Goods bearing the Licensed Marks shall be of a nature that shall be consistent with the quality standards established and required by RTB. NPE shall comply with any quality standards that RTB may set forth from time to time with regard to the Marked Goods. The initial quality standard for each of the Marked Goods shall be that currently maintained by NPE. NPE shall not add a new product or service or change the quality of any existing product or service, unless RTB first agrees in writing to such product, service or quality change.

        (b) NPE shall furnish or make available to RTB a reasonable number of representative samples of the Marked Goods to permit RTB to determine that such Marked Goods meet the quality standards set forth herein. The costs associated with the submission and testing of such samples shall be borne by NPE. RTB shall have the right to inspect NPE's places of business (during normal business hours) to assure compliance with the quality standards established by RTB. If so notified in writing by RTB, NPE shall not offer or provide any



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                products or services whose nature or quality does not comply with the quality standards established by RTB.

        (c) NPE shall comply with such standards and instructions as RTB may establish from time to time with respect to the style, appearance and manner of use of the Licensed Marks. Upon the request of RTB, copies or accurate reproductions of all materials displaying the Licensed Marks such as labels, advertising and promotional materials, letterhead, business cards, signs and the like, shall be provided to RTB for review as to form and content. In accordance with RTB's instructions, NPE shall cease or modify any use of the Licensed Marks that RTB deems not to be in compliance with the applicable standards or instructions.

        GOODWILL

        (a) NPE recognizes the great value of the goodwill associated with the Marks and acknowledges that the Marks and all the rights therein, and goodwill attached thereto, insure to, benefit and belong exclusively to RTB. NPE shall at all times recognize the validity of the Licensed Marks and RTB's rights and title therein. NPE shall not, during the term of this Agreement or thereafter, attach, impair or put in issue the title or any rights of RTB in and to the Licensed Marks or attach the validity of the license granted herein.

        (b) The parties understand and agree that RTB's primary objective in entering into this Agreement is the further protection and enhancement of its uniquely valuable trademarks and service marks. Accordingly, the parties agree that it would be the result of a mutual mistake of fact if any activity permitted or contemplated hereunder threatened to injure or diminish the image or reputation of RTB or any of its trademarks, service marks; and NPE covenants and agrees that, notwithstanding any other provision of this Agreement, it will



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                never take or continue any action which it knows or has reason to know would result in or cause a boycott of any product or service bearing RTB's trademarks, or threaten to injure or diminish the image or reputation of RTB or any of its marks or products or services (such as boycott, threatened injury, and diminishment hereafter referred to as "Injury to RTB"). In the event any action taken or continued by NPE results, or threatens to result, in Injury to RTB, NPE agrees promptly to take all steps necessary to avoid or stop the occurrence of such Injury to RTB.

        PROTECTION OF RIGHTS

        (a) NPE Agrees to assist RTB, at RTB's sole expense, in the protection and defense of any of RTB's rights in the Licensed Marks, in the filing and prosecution of any trademark application, renewals, and the like, in the recording of this Agreement or an other relevant agreements, and in the doing of any other acts with respect to the Licensed Marks, including the prevention of the use thereof by any unauthorized persons, and that in the judgment of RTB may be necessary or desirable under any law, regulation or decree of the United States.

        (b) NPE shall notify RTB promptly in writing of any infringements or imitations by others of the marks which come to NPE's attention and RTB shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. If RTB so desires it may prosecute any claims or suits in its own name or join NPE as a party thereto, all at RTB's expense.

        (c) NPE shall not institute any suit or take any action on account of any actual or alleged infringements or imitations of Marked Goods, and NPE shall not have any rights against RTB for damages or other remedy by reason of RTB's failure to prosecute any alleged infringements or imitations by others of the Marks.



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         INDEMNIFICATION

         (a) NPE agrees to indemnify and hold harmless RTB from any and all claims arising from the manufacture, purchase, distribution, sale or use by NPE of the Licensed Marks or the Marked Goods under this Agreement. This indemnification shall include but is not limited to claims of product liability or patent, copyright, trademark or trade dress infringement or trade secret misappropriation which are not directly caused by the Licensed Marks. NPE agrees to give RTB prompt notice of such claims and NPE has the right and obligation, at its sole expense, to defend such claims and shall be solely responsible for satisfying any monetary judgments awarded or any monetary settlements entered into as a result of such claims. RTB may at its sole election participate in any such defense at its own expense. In any event, NPE agrees to keep RTB fully informed regarding any such claim or cost incurred solely from the exercise of the license rights granted NPE under this Agreement.This Indemnity does not include any claims arising out of the use of the Licensed Marks.

         (b) RTB agrees to indemnify and hold harmless NPE and its subsidiaries companies from any and all claims of patent, copyright, trademark or trade dress infringement or trade secret misappropriation directly caused by NPE's use of the Marks under this Agreement. NPE agrees to give RTB prompt notice of any such claims and RTB shall have the right and obligation, at its sole expense, to defend any such claim and to be solely responsible for satisfying any monetary judgment awarded or any monetary settlements entered into as a result of such claims. NPE may at its sole election participate in any such defense at its own expense. In any event, RTB agrees to keep NPE fully informed regarding such claims.



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         MANUFACTURERS

         (a) RTB acknowledges that NPE will obtain Marked Goods from manufacturers of NPE's own choice, or the performance of services from independent contractors of NPE's own choice, and that the Licensed Marks will be applied or affixed to the Marked Goods by said manufacturers or used in producing the Marked Goods.

         (b) RTB may request and NPE shall provide the identity of each such manufacturer or independent consultant used by NPE.

         (c) NPE shall be fully responsible to RTB for the conduct of those with whom NPE contracts to insure compliance with this Agreement.

         MARKINGS

         Subject to RTB's instructions and approval, NPE shall periodically inform all persons from whom NPE obtains Marked Goods of the appropriate trademark and copyright notices to be used in connection with the advertising, promotion, display and sale of the Marked Goods.

         NOTICES

         All notices and statements to be given and all payments to be made pursuant to this Agreement shall be sent by First Class Mail Postage Prepaid, if to NPE to:

                          3904 North Texas Avenue
                          Bryan, Texas 77803

         And if to RTB, to:

                          900 Congress Avenue, Suite 400
                          Austin, Texas 78701


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NO FRANCHISE OR JOINT VENTURE

Nothing contained herein shall be construed to place the parties in the relationship of franchiser/franchisee, partners or joint venturers, it being agreed and understood as well that each party is an independent contractor and is not an agent or employee of the other party.

ASSIGNMENT

This License may be assigned or sublicensed, in whole or in part, upon the mutual written consent of the parties. RTB reserves the right to approve or disapprove of any proposed sublicense and/or to impose additional conditions upon sublicenses regarding control and use of the Licensed Marks.

10. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement shall be submitted to non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association. If such mediation fails to resolve a controversy or claim, the controversy or claim may be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association if both parties agree. Judgment upon the award rendered by the arbitrator(s) may be entered by any Court having jurisdiction. The arbitrator, and not a court of law, shall have the exclusive power to construe this arbitration provision so as to determine the existence and scope of the arbitrator's jurisdiction. The prevailing party in a dispute under this paragraph is entitled to reasonable attorney's fees and costs in addition to any other relief to which that party may be entitled. Any mediation or arbitration hereunder shall be conducted in Austin, Texas.

11. MODIFICATION AND WAIVER. This Agreement may be modified only by a written document signed by RTB and NPE. All waivers of provisions of this Agreement must be in writing and signed by the party making the waiver.



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12.      INTERPRETATION AND SEVERABILITY. This Agreement shall be interpreted under the laws of the State of Texas. If a part of this Agreement violates law, it shall be narrowed by interpretation to the minimum extent necessary to avoid the illegality and shall be given effect as fully and broadly as permitted by law. The invalidity, unenforceability or waiver of part of this Agreement shall not affect the balance of the Agreement, and specifically shall not vitiate its arbitration provisions.

13. THIS ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the Licensed Marks. It supersedes all other written and oral agreements between the parties with respect to this subject matter.

14. FORCE MAJEURE. Each party shall be excused from any breach of this Agreement which is proximately caused by government regulation, war, strike, act of God or other similar circumstance normally deemed outside the control of well-managed business.

15. READINGS. Headings which appear in BOLDFACE type are solely for convenience of reference. Such heading is not part of this Agreement and shall not be used to construe it.

CONTRACT DATE: January 12, 1997
               -------------------

RELAX THE BACK FRANCHISING CO.                 NEUTRAL POSTURE ERGONOMICS, INC.


by /s/ TERI MCADAMS                            by /s/ REBECCA BOENIGK
  --------------------------------               -------------------------------
Name: Teri McAdams                                Rebecca Boenigk
Title: Corporate Purchasing                       Chief Executive Officer



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